Brighton Acquires 17 Well Oil Lease

DALLAS, TX October 19, 2007 — Brighton Oil & Gas, Inc. (OTC BB:BOGS.OB - News) The Company has closed on a 10 well oil lease in Throckmorton County Texas. The lease has 17 existing wells that are equipped with 4 producing, the balance of the wells require minimal work to put them back on line. The Company paid 50,000,000 shares of its Common stock, par value .001, as consideration for the lease. The engineering report shows proved developed producing (PDP) and proved developed non producing (PDNP) reserves of 220,000 Bbls of oil.

The Board of Directors filled a Director vacancy with Wayne Duke. Mr. Duke has been in the industrial equipment business for the past 40 years and has extensive experience in the oil field operations business. Mr. Duke is an outside Director and will advise the company on gas operations.

In reviewing the financial records of the Company the Board has determined that certain transactions in the common stock issuance over the past year have not been paid for or earned. In connection with the report of the independent account the Company has stopped transfer and/or cancelled 59,545,752 shares of its common stock. The individuals and companies affected will be notified and an 8-K will be filed. All existing consulting contracts with the Company have been cancelled since there has been no contact with management.

About Brighton Oil & Gas, Inc.

Brighton Oil & Gas, Inc. is an oil and gas company with a focus on gulf coast oil and gas prospects and properties. Brighton is careful to develop a thorough drilling plan using advanced technologies in both mapping and the use of 3D seismic reports and information. Brighton trades under the ticker symbol BOGS. For more information on the Company, visit http://www.Brightonoil.com.

This Press Release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," intends," "projects," "plans," or similar phrases may be deemed "forward-looking statements." Although Brighton Oil & Gas, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Contact:

Michele Sheriff 972-450-5995